Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS Q3 RESULTS

PARK CITY, Utah, Jul 26/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2007 third quarter ended June 30, 2007.  Net sales for the fiscal 2007 third quarter were $38.7 million compared to $37.0 million for the same quarter of fiscal 2006.  For the third quarter, net income was $2.9 million, or $0.25 diluted earnings per share, compared to net income of $3.4 million, or $0.29 diluted earnings per share, for the same quarter of fiscal 2006.

Net sales for the nine months ended June 30, 2007 were $116.6 million compared to $114.7 million for the same period in fiscal 2006.  For the nine months ended June 30, 2007, net income was $10.4 million, or $0.92 diluted earnings per share, compared to net income of $11.9 million, or $1.02 diluted earnings per share, for the same period of fiscal 2006.  Net income for the nine months ended June 30, 2006 included a gain of $0.7 million, or $0.06 diluted earnings per share, related to the sale of a building.

Operating cash flow for the nine months ended June 30, 2007 was approximately $15.6 million compared to $9.0 million for the same period of fiscal 2006.  This operating cash flow, combined with net borrowings of $23.0 million, was used to invest approximately $6.7 million in property and equipment and approximately $30.7 million in acquisitions of natural product businesses.

Bill Gay, chairman and chief executive officer, commented, “Operating cash flows and gross profit margins remained strong during the third quarter.  We completed two acquisitions during the quarter for a total of six acquisitions during fiscal 2007.  The early May acquisition of a leading wholesale distributor of our Solaray® brand in Norway strengthens our international presence while the late June acquisition of the NaturalCare® brand of homeopathic products enhances our portfolio of brands.  Costs related to the acquisition, operation and integration of the businesses acquired during fiscal 2007 have impacted us and we expect that the potential synergies of these acquired businesses will take time to realize as our integration efforts continue.  We intend to focus on completing the consolidation of the acquired businesses, identify additional expansion opportunities, enhance our sales and promotional programs and manage expenses in a slow-growth and competitive environment.  We continue to be grateful for the hard work of our employees, the support of our investors and the trust of our customers.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, CompliMed®, Sunny Green®, Zand®, Natra-Bio®, bioAllers®, Herbs for KidsTM, NaturalCare®, Natural Sport®, Supplement Training Systems™, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences®, Life-flo®, Larénim®, AllVia™, Sayge Biosciences™, Monarch Nutritional Laboratories™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Fresh Vitamins™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2007 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2007	2006
Assets
Current assets, net	$52,413	$44,437
Property, plant and equipment, net	36,918	32,669
Goodwill	38,626	18,366
Other non-current assets, net	17,404	12,488
	$145,361	$107,960

Liabilities and Stockholders’ Equity
Current liabilities	$16,873	$14,494
Long-term liabilities	25,693	2,684
Stockholders’ equity	102,795	90,782
	$145,361	$107,960

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2007	2006	2007	2006
Net sales	$38,694	$36,985	$116,646	$114,714
Cost of sales	17,889	17,414	53,193	54,246
Gross profit	20,805	19,571	63,453	60,468
Operating expenses
Selling, general and administrative	15,730	13,876	45,688	41,807
Amortization of intangible assets	121	92	230	280
Income from operations	4,954	5,603	17,535	18,381
Interest and other (income)/expense, net	352	138	814	(893)
Income before provision for income taxes	4,602	5,465	16,721	19,274
Provision for income taxes	1,749	2,104	6,354	7,420

Net income	$2,853	$3,361	$10,367	$11,854

Net income per common share
Basic	$0.26	$0.30	$0.94	$1.04
Diluted	0.25	0.29	0.92	1.02

Weighted average common shares outstanding
Basic	11,047,027	11,272,259	11,027,237	11,383,996
Diluted	11,251,405	11,477,820	11,234,775	11,569,299

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2007	2006	2007	2006

Net income	$2,853	$3,361	$10,367	$11,854
Provision for income taxes	1,749	2,104	6,354	7,420
Interest and other (income)/expense, net (1)	352	138	814	(893)
Depreciation and amortization	1,236	1,138	3,501	3,476

EBITDA	$6,190	$6,741	$21,036	$21,857

(1)             Includes amortization of deferred financing fees and losses associated with fixed asset disposals.  The nine months ended June 30, 2006  also includes a gain of $1,105 on the sale of a building, which gain is excluded in determining EBITDA.